Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 24, 2004, except as to Note 2, which is dated as of June 24, 2005, accompanying the consolidated financial statements included in Amendment No. 1 to the Annual Report of Collegiate Pacific Inc. on Form 10-KSB/A for the year ended June 30, 2004. We hereby consent to the incorporation by reference of said report in the following Registration Statements of Collegiate Pacific Inc.

Commission File No.

Form SB-2, No. 333-64471
Form SB-2, No. 333-34294
Form S-8, No. 333-59878
Form S-3, No. 333-116282
Form S-3, No. 333-118240

/s/ Grant Thornton LLP

Dallas, Texas
June 24, 2005